Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Tengion, Inc.:

We consent to the use of our report dated May 29, 2009, with respect to the statements of operations, redeemable convertible preferred stock and stockholders’ deficit, and cash flows of Tengion, Inc. for the year ended December 31, 2008 and for the period from July 20, 2003 (inception) through December 31, 2008 incorporated herein by reference.

/s/ KPMG LLP

Philadelphia, Pennsylvania
December 29, 2011